UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2010

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01    Entry into a Material Definitive Agreement

As previously disclosed in Royal Gold, Inc.’s (“Royal Gold”) Current Report on Form 8-K filed on July 8, 2010, on July 1, 2010, Royal Gold entered into two separate assignment of rights agreements with two private Chilean citizens whereby Royal Gold acquired the rights to an additional 0.75% net smelter return (“NSR”) sliding-scale royalty on the Pascua-Lama project, which is owned and operated by Barrick Gold Corporation (“Barrick”) and located on the border between Argentina and Chile, for a purchase price of $53 million.  The royalty interest acquired applies to the production on the Chilean side of the Pascua-Lama project.  This additional interest was purchased in separate transactions from two private Chilean citizens for a total acquisition price of $53 million, of which amount, $25 million was paid on July 1, 2010, to acquire a 0.35% royalty, and of which $28 million was deferred until October to acquire the remaining 0.40% royalty.

On October 28, 2010, Royal Gold completed the deferred portion of the transaction and entered into two separate assignment of rights agreements with the same private Chilean citizens pursuant to which Royal Gold paid the remaining $28 million for the remaining 0.40% royalty.

As a result of the July 1, 2010 and the October 28, 2010 transactions, Royal Gold reduced its future payment obligations and obtained additional rights to receive a contingent payment with respect to the portion of the Pascua-Lama royalty acquired in the International Royalty Corporation (“IRC”) acquisition as follows: (1) Royal Gold’s obligation to pay to certain individuals who held the royalty in the event that gold prices exceed $600 per ounce for any six month period during the first 36 months of commercial production from the project was reduced from $10.4 million to $8.4 million, (2) Royal Gold’s contingent obligation to pay $6.4 million to these individuals to extend 24% of the royalty interest beyond a 14 million ounce production cap that was contractually imposed upon IRC was reduced to $4.4 million (approximately 20% of Royal Gold’s total royalty remains subject to the 14 million ounce production cap), and (3) Royal Gold increased its interest in two one-time payments from $500,000 to $1.5 million per payment, which are payable by Barrick upon the achievement of certain production thresholds at Pascua-Lama.

Furthermore, as previously disclosed, as a result of the July 1, 2010 and the October 28, 2010 transactions, Royal Gold acquired a 0.20% NSR fixed-rate copper royalty that takes effect after January 1, 2017, increasing Royal Gold’s copper royalty interest in the Pascua-Lama project to 1.05%.

An English translation of the form of October 28, 2010, assignment of rights agreement is filed as Annex B to the Form of Assignment of Rights and Assignment of Rights Promise filed as Exhibit 10.1 of Royal Gold’s Current Report on Form 8-K which was filed on July 8, 2010, and is incorporated into this Item 1.01 by reference in order to provide investors with information regarding the terms of the October 28, 2010, agreements.  Except for status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the assignment of rights agreements are not intended to be a source of factual, business or operational information about the parties.

The assignment of rights agreements, which are governed by Chilean law, contain representations and warranties that the Company and the individuals made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the assignment of rights agreements, which govern the contractual rights and relationships, and allocate risks among the parties thereto in relation to the acquisition, and may be subject to important qualifications and limitations agreed to by the Company and the individuals in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Item 2.01    Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 8.01    Other Events

On October 28, 2010, Royal Gold issued a press release announcing the purchase of additional royalty interests on the Pascua-Lama project.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

10.1           Form of Assignment of Rights Agreement between Royal Gold, Inc. and certain individuals dated October 28, 2010 (filed as Annex B to Exhibit 10.1 to the Company's Current Report on Form 8-K on July 8, 2010 and incorporated herein by reference)

99.1           Press Release dated October 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)

Dated: October 29, 2010	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 28, 2010